EXHIBIT 99

                           ORION NETWORK SYSTEMS, INC.

                                  PRESS RELEASE

AT THE COMPANY                  AT THE FINANCIAL RELATIONS BOARD
William T. Randall              Marianne Stewart - General Info (212) 661-8030
V.P. Investor Relations         Jordan Darrow - Analyst (212) 661-8030
(301) 258-3225                  Wendy Shapiro - Media (212) 661-8030

FOR IMMEDIATE RELEASE
February 3, 1997


             ORION NETWORK SYSTEMS CLOSES $710 MILLION BOND OFFERING

                  Market Demand Doubles Size of Initial Filing


                  Orion Network Systems, Inc. (NASDAQ: ONSI) announced today that it closed, on January 31, 1997, a public bond offering of $710 million that, because of strong market demand, was more than double the amount requested in the Company's initial filing. Net proceeds to the Company, after provision for certain pre-funded interest payments, amounted to approximately $575 million.

                  Together with other available financings, the bond issue enables Orion to fulfill its long term capital requirements for the establishment of a powerful three-satellite global communication system covering approximately 85% of the world's population. The proceeds will be utilized primarily to refinance Orion's debt for the construction of the existing Orion 1 satellite and to build and launch two additional satellites.

                  In conjunction with the financings, Orion simplified its corporate structure and increased both its equity and outstanding shares by acquiring, for convertible preferred stock, all remaining limited partnership interests not owned by Orion in the Orion Atlantic partnership, the owner of the Orion 1 satellite. These limited partnership interests were owned by British Aerospace, Com Dev, Kingston Communications, Lockheed Martin, Matra Marconi and Nissho Iwai, who, following this transaction, will own 39% of Orion's voting stock. British Aerospace and Matra also invested an additional $50 million and $10 million, respectively, in Orion convertible subordinated debentures.

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                  Orion Chief  Executive  Officer and President,  W. Neil Bauer,
said, "We are extremely pleased to be in a strong financial and structural position to take full advantage of the high growth international markets for satellite communications services. Our first satellite has been very successful. With the launch of two additional satellites scheduled for late 1998 and mid-1999, Orion will be able to provide global coverage for its customers".

                  Orion's global communications system of three satellites will provide international transmission of Internet traffic, private data and voice networks for multinational businesses, worldwide transmission of video programming and direct-to-home television services. It will, particularly, serve the fast growing markets of Eastern Europe, Asia and South America, and will link the United States with these areas. Orion recently announced an $89 million contract to provide direct-to-home television transmission and other satellite services to DACOM, a major communications company in Korea. Orion also has additional orbital slots available for expansion in both the Atlantic and Pacific Ocean Regions.

                  The bond offering, comprised of $445 million of Senior Notes and $265 million proceeds of Senior Discount Notes, was underwritten by Morgan Stanley and Merrill Lynch. The Senior Notes and Senior Discount Notes will bear interest at 11.25% and 12.50%, respectively. The Notes were also offered with warrants to acquire 697,400 shares of common stock, representing 2.62% of the Company's current fully diluted shares, at a nominal exercise price.

                  Orion Network Systems is an international satellite communications company that provides multimedia private network communications services and Internet services directly to multinational businesses via small receiving antennas which overcome terrestrial limitations. It also transmits video programming for television and other distribution services. Orion currently serves over 150 customers throughout North America, Europe and Latin America, including Amoco, Amway, AT&T, BBC World Services, Citibank, Pepsi Cola International, Viacom and Westinghouse.

                  Statements contained in this release contain various "forward-looking statements" within the meaning of the federal securities laws, which statements represent Orion's reasonable judgment concerning the future and are subject to risks and uncertainties that could cause Orion's actual operating results and financial position to differ materially. Such factors include, without limitation, those set forth in Orion's S-1 and S-4 Registration Statements (including the Prospectus) under "Risk Factors" and those contained in Orion's periodic filings with the Securities and Exchange Commission.